Exhibit 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP ANNOUNCES THE APPOINTMENT OF ROBERT NORTON AS CHIEF OPERATING OFFICER

CHESTER, W.Va., May 11, 2009 — MTR Gaming Group, Inc. (NasdaqGS: MNTG) today announced that Robert  Norton has been appointed Chief Operating Officer of MTR Gaming Group, Inc. and will join MTR on or before June 8, 2009.  Mr. Norton brings to MTR more than 14 years of experience in the gaming industry.  Most recently, Mr. Norton served as the Corporate Vice President of Business Strategy of Isle of Capri Casinos, Inc. in St. Louis, Missouri, a position he held since May 2008.  Mr. Norton served as Corporate Vice President of Gaming Operations of Isle of Capri Casinos, Inc. from January 2005 to May 2008 and as Vice President and General Manager at Isle’s property in Kansas City, Missouri from January 2004 to January 2005.

Robert F. Griffin, President and CEO of MTR Gaming Group, stated, “We are pleased to welcome Robert to the MTR team.  As COO of MTR Gaming Group, Inc., Robert’s responsibilities will include improving the operating performance at our properties, principally by overseeing the implementation of new gaming product and establishing operating standards. We are confident that Mr. Norton will be a valuable asset to MTR”.

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates Mountaineer Casino, Racetrack & Resort in Chester, WV; Presque Isle Downs & Casino in Erie, PA; and Scioto Downs in Columbus, OH. For more information, please visit www.mtrgaming.com

For Additional Information, Please Contact:

MTR Gaming Group, Inc.

www.mtrgaming.com

David R. Hughes

Corporate Executive VP and CFO

(724)-933-8122

dhughes@mtrgaming.com